Exhibit 5.1

Patrizio & O’Leary, LLP

300 Carnegie Center, Suite 150

Princeton, NJ 08540

(609) 786-2525

November 3, 2020

Propanc Biopharma, Inc.

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

Ladies and Gentlemen:

We have acted as counsel to Propanc Biopharma, Inc., a Delaware corporation (the “Company” or “you”), and have examined the Amendment 5 to the Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about November 3, 2020, in connection with the registration under the Securities Act of 1933, as amended, of 150,000,000 shares of the Company’s common stock, $0.001 par value per share ( “Common Stock”), consisting of (i) up to 804,518 shares of Common Stock (the “Common Stock Shares”); (ii) 10,445,482 shares of Common Stock underlying Pre-funded Warrants to Purchase Common Stock (the “Pre-funded Warrant Common Stock Shares”); (iii) 11,250,000 shares of Common Stock underlying Series A Warrants to Purchase Common Stock (“Series A Warrant Common Stock Shares”); (iv) 63,750,000 shares of Common Stock underlying Series B Warrants to Purchase Common Stock (“Series B Warrant Common Stock Shares”); and (v) 63,750,000 Common Stock underlying Series C Warrants to Purchase Common Stock (“Series C Warrant Common Stock Shares”), (collectively, the “Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection herewith, we have examined the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, and such other corporate records, agreements and instruments of the Company, and certificates of public officials and officers of the Company, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	the Common Stock Shares are duly authorized, validly issued, fully paid and non-assessable; and

2.	when issued in accordance with the terms of the respective warrants, the Pre-Funded Warrant Stock Shares, Series A Warrant Common Stock Shares, Series B Warrant Stock Shares and Series C Warrant Common Stock Shares will be duly authorized, validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue-sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very Truly Yours,

/s/ Patrizio & O’Leary, LLP
Patrizio & O’Leary, LLP